___________________________________________________________________________

                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported):  December 4, 2003

                           WESTERBEKE CORPORATION
           (Exact name of Registrant as specified in its Charter)

          Delaware                 0-15046                  04-1925880
(State or other Jurisdiction)    (Commission              (IRS Employer
      of Incorporation)          File Number)           Identification No.)

                       Myles Standish Industrial Park
                            150 John Hancock Road
                              Taunton, MA 02780
                  (Address of principal executive offices)

     Registrant's telephone number, including area code:  (508) 823-7677
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ITEM 5.   Other Events.

      On December 4, 2003, following settlement discussions between counsel for the defendants and counsel for the plaintiffs in the purported class action stockholder litigation commenced in Delaware against Westerbeke Corporation (the "Corporation") and its directors with respect to the proposed merger of the Corporation with Westerbeke Acquisition Corporation, such counsel have entered into a memorandum of understanding with respect to a proposed settlement of the litigation. As part of the proposed settlement, the cash merger consideration to be paid in connection with the merger would be increased from $3.00 to $3.26 per share. The parties also agreed, subject to various conditions, to enter into a settlement agreement and to use best efforts to gain approval of the settlement by the Delaware courts. Without any admission of fault by the defendants, the memorandum of understanding contemplates a dismissal of all claims with prejudice and a release in favor of all defendants of any and all claims related to the proposed merger that have been or could have been asserted by the plaintiffs or any members of the purported class.

      The settlement is subject to numerous conditions, including the completion of confirmatory discovery, the execution of a settlement agreement, final approval of the settlement by the Delaware courts, and completion of the merger. Because the proposed settlement is subject to execution of a settlement agreement, completion of the merger and the other conditions described above, there can be no assurance that the proposed settlement will be completed on the terms described above or that the merger will be completed.

ITEM 7.   Financial Statements and Exhibits.

(c)   Exhibits.

      99.1 Press release, dated December 5, 2003, regarding the proposed settlement of litigation.
      99.2 Memorandum of Understanding, dated December 4, 2003, regarding the proposed settlement of litigation.


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                                  SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       WESTERBEKE CORPORATION

Date:  December 5, 2003                By:  /s/ Gregory Haidemenos
                                            -------------------------------
                                            Gregory Haidemenos
                                            Principal Financial and
                                            Accounting Officer


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